Exhibit 3.1 Amendment to First Amended Declaration of Trust


Pittsburgh & West Virginia Railroad (the "Trust")
Amendment No. 2 to Declaration of Trust

       This AMENDMENT NO. 2 to the Declaration of Trust (the
"Amendment") effective May 16, 2011.

       WHERAS, the original Declaration of Trust (the "Original
Declaration") was filed with the SEC on a Form 8-K Amendment to Annual Report on Form 10-K for the year ended December 31, 1988 and was amended on February 14, 2011, (the "First Amended Declaration"); and

       WHERAS, the Trustees, deeming it desirable and in the Trust's best interest to amend the First Amended Declaration, hereby duly adopt this Amendment.

	NOW THEREFORE, the First Amended Declaration is hereby amended as set forth herein below.

	1. New Section 3.2. Section 3.2 is hereby amended and restated to read in its entirety as follows:

"Section 3.2 Voting. The Beneficiaries shall be entitled to vote for the election of Trustees. Each Beneficiary of record shall be entitled to one vote per share, on a cumulative basis, for each trusteeship to be filled. The candidates receiving the highest number of votes up to the number of trusteeships to be filled in the election shall be elected."

       2. Continued Effect. Other than as amended by this Amendment, the remaining terms and provisions of the First Amended Declaration remain unchanged and in full force and effect.